Subsidiaries of OrthoPediatrics Corp.
As of December 31, 2024

All subsidiaries are 100% owned, except Plagio Prevention, LLC, which is 50% owned, directly or indirectly.

Name of Subsidiary	Jurisdiction of Formation

Domestic Subsidiaries:
OrthoPediatrics US Distribution Corp.	Delaware
Vilex in Tennessee, Inc.	Tennessee
Orthex, LLC	Florida
Telos Partners, LLC	Colorado
MD Orthopaedics, Inc.	Iowa
MD International, Inc.	Iowa
OrthoPediatrics GP LLC	Delaware
OrthoPediatrics US L.P.	Delaware
OrthoPediatrics Iowa Holdco, Inc.	Delaware
Medtech Concepts, LLC	Delaware
Boston Brace International, Inc.	Massachusetts
Plagio Prevention, LLC	Massachusetts
Orthotic Specialists, Inc.	Arizona
Orthotic Group Pediatric Specialists – Colorado LLC	Colorado
Dynamic Orthopedics, Inc.	Florida

International Subsidiaries:
OrthoPediatrics EU Limited	United Kingdom
OrthoPediatrics AUS PTY LTD	Australia
OrthoPediatrics NZ LTD	New Zealand
OP EU B.V.	Netherlands
OP Netherlands B.V.	Netherlands
ApiFix Ltd.	Israel
OrthoPediatrics GmbH	Germany
OrthoPediatrics Canada ULC d/b/a Pega Medical	Canada